ASSETS PURCHASE AND SALE AGREEMENT


ASSETS PURCHASE AND SALE AGREEMENT (the "Agreement") made this 8th day of March, 2001, by and between TREE OF LIFE, INC., a Delaware corporation (the "Buyer"), and FOOD FOR HEALTH CO., INC., an Arizona corporation ("FFH" or "Seller") and AMCON DISTRIBUTING COMPANY, INC., a Delaware corporation (the "Shareholder").

                         W I T N E S S E T H:

WHEREAS, FFH is engaged in the wholesale distribution of health and natural food products, vitamins, supplements, and related products to retail health food stores, to retail natural food stores and to natural food sections of supermarkets (hereafter referred to as the "Business") and in retail business that is not being sold to Buyer;

WHEREAS, Buyer desires to acquire, and Seller desire to sell materially all of the assets of Seller used in the Business upon the terms and subject to the conditions hereinafter set forth (the "Sale Transaction");

NOW, THEREFORE, in consideration of the premises and mutual provisions, covenants and conditions herein contained, the parties hereto agree as follows:

                              ARTICLE I

                      PURCHASE AND SALE OF ASSETS

1.  Purchase and Sale of Assets.

    1.1 Transfer of Assets. Upon the terms and subject to the conditions of this Agreement, as of the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, the following assets (the "Assets") free and clear of all Encumbrances except the Assumed Liabilities and Permitted Encumbrances:

    (a) Inventory. All saleable inventory, merchandise and supplies (the "Inventory") owned by Seller listed on Schedule 1.1(a), which Schedule shall be updated by Seller and Buyer as of the Closing Date; provided, however, that notwithstanding anything herein to the contrary, Inventory shall specifically exclude, and Buyer shall not purchase the following inventory items (the "Excluded Inventory"):

    i. produce inventory bearing an expiration date earlier than 3 days following the Closing Date;

    ii. refrigerated inventory bearing an expiration date earlier than 14 days following the Closing Date;

    iii. non-refrigerated inventory bearing an expiration date earlier than 90 days following the Closing Date;

    iv. inventory which has been discontinued by the manufacturer by public announcement on or prior to the Closing Date or which the manufacturer has publicly announced on or prior to the Closing Date will be discontinued or substituted within 60 days following the Closing Date;

    v. inventory regarding which the labeling has been discontinued by the manufacturer by public announcement on or prior to the Closing Date or which the manufacturer has publicly announced on or prior to the date will be discontinued or substituted within 60 days following the Closing Date;

    vi. inventory stock-keeping units which are not stocked by Buyer and of which no more than five cases in the aggregate have been sold by FFH during the six-month period ending on the Closing Date;

    vii.  unsaleable, unusable, damaged, spoiled or deteriorated inventory;

    viii.  all Nature's Way inventory; and

    ix.  consigned inventory.

    Inventory shall be valued at the lower of cost or market value where cost is derived using the weighted average cost method consistent with Seller's past practices. Immediately following the Closing Date, the Inventory to be purchased and sold hereunder shall be determined by a physical inventory pursuant to which all Inventory will be counted as to quantity by personnel of Seller and Buyer. Both Buyer and Seller will have the right to have its representatives present to observe the physical inventories to be conducted at the Phoenix and Melbourne facilities. Any disputes as to the physical count, usability, saleability or value of any item of Inventory will, if possible, be resolved while such physical inventory is being taken. Unresolved Inventory disputes will be subject to binding determination by the Accountants pursuant to Section 2.2 below. All saleable Inventory shall be set forth separately on a Certificate of Inventory, the original and a copy of which shall be signed and dated by representatives of both Seller and Buyer and shall indicate the value of each item of Inventory as of the Closing Date, as determined pursuant to this paragraph.

    (b) Accounts Receivable. All accounts receivable of Seller (the collectibility of which is as represented and warranted in Section 3.15(b) below) related to the Business listed on Schedule 1.1(b), which Schedule shall be updated by Seller and Buyer as of the Closing Date, plus unpaid interest accrued thereon and security or collateral therefor, net of any and all applicable offsets determined as of the Closing, including, without limitation, credit memos and earned and/or accrued customer rebates (e.g., volume, cash) and allowances (e.g., service, delivery, spoilage, marketing, and other service agreement allowances) (the "Accounts Receivable"). All Accounts Receivable must be evidenced by applicable invoices, applicable credit memos, corresponding signed bills of lading or other supporting documentation acknowledging receipt of goods by the recipient or otherwise reasonably acceptable to Buyer ("Supporting Documentation"). Unless and to the extent otherwise determined by Buyer, Accounts Receivable shall specifically exclude, and Buyer shall not purchase, any of Seller's outstanding accounts receivable (i) of customers to whom FFH has not made sales in excess of $1,000 during the 90 day period ending on the Closing Date,
(ii) which are due and owing from an Affiliate, (iii) for which there is insufficient Supporting Documentation as described above, or (iv) which are dated more than 90 days past the applicable customer's due date (the "Excluded Accounts Receivables").

    (c) Vendor Receivables. All receivables of Seller (the collectibility of which is as represented and warranted in Section 3.15(c) below) arising in the Business in the ordinary course from Seller's vendors (regardless whether designated as a rebate, credit, future deduction or the like) listed on
Schedule 1.1(c), which Schedule shall be updated by Seller and Buyer as of the Closing Date, classified as a receivable or a deduction, credit or the like against any account payable on any of the Seller's Transferred Books and Records ("Vendor Receivables"). All Vendor Receivables must be evidenced by Supporting Documentation. Vendor Receivables shall specifically exclude, and Buyer shall not purchase, any of Seller's vendor receivables which, as of the Closing Date, have been outstanding more than 90 days (the "Excluded Vendor Receivables"), or for which there is insufficient Supporting Documentation.

    (d) Fixed Assets and Equipment. The machinery, equipment, furniture, fixtures, owned vehicles, rolling stock and other personal property owned by Seller and used and useful in the Business as of the close of business on the Closing Date and as identified on Schedule 1.1(d) ("Fixed Assets"), which Schedule shall be updated by Seller and Buyer as of the Closing Date.

    (e) Prepaid Expenses. Seller's prepaid expenses listed on Schedule 1.1(e), which Schedule shall be updated by Seller and Buyer as of the Closing Date ("Prepaid Expenses"), related to the Business, but specifically excluding prepaid expenses related to Real Property Leases and medical, property and casualty insurance policies of Seller ("Excluded Prepaid Expenses").

    (f) Intangibles. Seller's intangible assets (excepting recorded goodwill) related to the Business as of the Closing Date (the "Intangible Assets"), consisting of:

    i.  the leasehold interests under leases for personal property listed on
Schedule 1.1.(f)(i) hereto (the "Personal Property Leases");

    ii. all of Seller's rights and interests in and to the customer contracts of Seller relating to the Business and entered into in the ordinary course, as set forth on Schedule 1.1(f)(ii), which Schedule shall be updated by Seller and Buyer as of the Closing Date, including without limitation, "open" customer orders (i.e., orders received but unfilled), distribution and service agreements, customer security documentation, including security agreements and guaranties (including Seller's customer account guaranties and recorded/filed financing statements), except that open customer orders shall not be described on Schedule 1.1(f)(ii);

    iii. all of Seller's rights and interests in and to the supplier contracts of Seller relating to the Business and entered into in the ordinary course, as set forth on Schedule 1.1(f)(iii), which Schedule shall be updated by Seller and Buyer as of the Closing Date, including without limitation, "open" purchase orders (i.e., orders placed but not received), supplier sales guarantees (to the extent assignable), quotations and bids, except that open purchase orders, quotations and bids shall not be described on Schedule 1.1(f)(iii);

    iv. all of Seller's rights and interests in and to such other contracts of Seller relating to the Business and entered into in the ordinary course, as set forth on Schedule 1.1(f)(iv), which Schedule shall be updated as of the Closing by Buyer and Seller;

    v. to the extent assignable, claims, interests and rights with respect to the Assets (including rights against suppliers under warranties), provided that Seller shall hold, together with Buyer, all such claims, interests and rights to the extent they relate to any matter for which Seller may be obligated to indemnify Buyer;

    vi. all rights in trade dress, trade names, corporate names, trademarks, service marks, proprietary names, marks, logos, and copyrights, including all common law rights thereto, domain names related to the Business, and the registrations and applications therefor, along with all goodwill associated therewith and all common law rights thereto, and trade secrets related to the Business, and any and all other intellectual property rights, proprietary information or material of the Seller related to the Business, including, without limitation, to the extent related to the Business, any computer software programs or applications (including source and object codes thereto), secret processes, know-how, formulae, recipes, patterns, drawings, designs and trade secrets, manuals and data, sales and advertising materials, sale and purchase correspondence, shipping records and other records necessary or appropriate to the Assets, all of which are set forth in Schedule 1.1(f)(vi) ("Intellectual Property"). Schedule 1.1(f)(vi) shall be updated as of the Closing by Buyer and Seller;

    vii. the customer lists and supplier lists of Seller, together with all goodwill associated therewith;

    viii. all Permits as issued to Seller, to the extent transferable and necessary for the conduct of the Business by Buyer from and after the Closing Date;

    ix. the Seller's following telephone numbers: (800) 366-1234, (800) 669-7509, (800) 935-0249 and (800) 935-8743; and

    x. subject to Section 10.15(b), all Books and Records in Seller's care, custody or control related to the Assets, Assumed Liabilities and the Business (the "Transferred Books and Records").

    The contracts described in subsections (i) through (iv) inclusive are hereinafter referred to as the Assigned Contracts. Except for the Assigned Contracts, Buyer shall not assume or have any obligation under any other contract or agreement of Seller including, without limitation, Seller's [MATERIAL REDACTED].

    (g) Restrictive Covenant. The restrictive covenant of the Seller and Shareholder as set forth in Exhibit "A" attached hereto ("Restrictive Covenant").

    (h) Unrecorded Goodwill. All unrecorded goodwill as of the Closing Date associated with the Assets or the Business; and

    (i) 800 Code Inventory. Possession (but not ownership of 800 Code Inventory) listed on Schedule 1.1(i), which shall be updated at Closing by Seller and Buyer.

    1.2 Excluded Assets. Notwithstanding anything to the contrary herein, specifically excluded from the Assets are the following assets (the "Excluded Assets"):

    (a) Seller's rights under or pursuant to the Real Property Leases and all leasehold improvements;

    (b) all equity interests of Seller in Chamberlin Natural Foods, Inc. and Health Food Associates, Inc.;

    (c) all claims of the Seller relating to any matter which, as of the close of business on the Closing Date, have been accrued by Seller or are in litigation, arbitration or other proceedings, including, without limitation, all of Seller's rights under insurance policies and rights of indemnification from others (except to the extent such rights of indemnification relate to the Assets or an Assumed Liability);

    (d) Seller's rights under or pursuant to all contracts, leases or agreements which are not specifically identified as Assigned Contracts, [MATERIAL REDACTED], all employment, consulting and other broker agreements, and any contract with Nature's Way.

    (e)  recorded goodwill on the books of Seller;

    (f)  all cash and cash equivalent accounts of Seller;

    (g)  any obligation of Shareholder, or any Affiliate, owed to Seller;

    (h) all inventory in the possession or control of Seller known as 800 Code Inventory and all Excluded Inventory;

    (i)  such fixed assets as are mutually agreed to by the parties;

    (j)  all Excluded Accounts Receivable;

    (k)  all Excluded Vendor Receivables;

    (l) Healthy Edge and all other marks and names owned by Seller not otherwise identified in Schedule 1.1(f)(vi) (the "Excluded Proprietary Marks"); and

    (m)  all Excluded Prepaid Expenses.

    Notwithstanding anything to the contrary herein, no inventory in the possession or control of Seller known as 800 Code Inventory shall be included as an Asset in the Sale Transaction and Seller acknowledges that such inventory is the property of its customers.

    1.3 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, liabilities of Seller (the "Assumed Liabilities"):

    (a) all liabilities accruing, arising out of, or relating to events or occurrences happening after Closing under the Assigned Contracts, but not including any liability for any breach or default under any such Assigned Contract occurring on or prior to the Closing , or for any occurrence of an event on or before the Closing that, with the passage of time or the giving of notice or both, would constitute a breach or default thereunder;

    (b) Seller's accounts payable incurred in the ordinary course of the Business as of the Closing Date, listed on Schedule 1.3(b) ("Accounts Payable"), which Schedule shall be updated by Seller and Buyer as of the Closing Date, subject to reduction in the Purchase Price pursuant to Section 1.4; and

    (c) Seller's obligation to store, insure and deliver 800 Code Inventory as directed by the owners of such goods; provided that nothing herein shall be deemed to obligate Buyer to continue Seller's customer program regarding 800 Code Inventory after Closing.

    Notwithstanding any other provision of this Agreement and regardless of whether any of the following may be disclosed to Buyer pursuant to Article III hereof or whether Buyer may otherwise have Knowledge of the same, Buyer shall not assume, and Seller shall retain sole responsibility for, any claims (other than claims for which Buyer has agreed to indemnify Seller under Section 8.2), against, or liabilities, potential liabilities or obligations of Seller other than the Assumed Liabilities, whether liquidated or unliquidated, known or unknown, whether arising out of occurrences prior to, at or after the date hereof and the Closing Date.

    All liabilities of Seller other than the Assumed Liabilities are hereinafter referred to collectively as the "Retained Liabilities" and shall be excluded from the term "Assumed Liabilities."

    1.4  Purchase Price.   Subject to adjustment pursuant to Section 2.2
below, the purchase price for the Assets shall be an amount equal to the sum of:

    (a) U.S.[MATERIAL REDACTED] for unrecorded goodwill, general intangibles and the Restrictive Covenant; plus

    (b) the book value of the Assets, net of the book value of the Assumed Liabilities determined as of the Closing, computed as provided below.

    The purchase price to be paid at Closing (the "Preliminary Purchase Price") shall be calculated in accordance with Sections 1.1 and 1.3, using the information found in the Estimated Closing Balance Sheet, and set forth in the form attached hereto as Exhibit "B" entitled Preliminary Purchase Price Schedule, subject to later adjustments pursuant to Section 2.2. The Preliminary Purchase Price so computed shall be paid to Seller in current funds by wire transfer on the Closing Date to one or more accounts designated by Seller.

    1.5 Prorations. Consistent with Schedule 1.5, at Closing or as soon thereafter as practicable, Buyer and Seller shall prorate as of the Closing all items relating to the Business which are properly allocable in part to a time period prior to the Closing. Such prorations shall be included in the Final Closing Balance Sheet (as defined in Section 2.2 below).

    1.6 Closing Costs; Transfer Taxes and Fees. All sales and use taxes incurred by reason of the transfers of Assets provided hereunder (collectively, "Transfer Taxes") shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes. Seller shall pay all fees and costs of recording or filing all applicable conveyancing instruments necessary to transfer the Assets to Buyer free and clear of all Encumbrances except the Assumed Liabilities and Permitted Encumbrances, and to obtain the transfer of existing Permits necessary for the conduct of the Business by Buyer from and after the Closing Date which may be lawfully transferred, and shall pay all costs and fees associated with the Letter of Credit.

                              ARTICLE II

                               CLOSING

2.  Closing.

    2.1 Closing. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Lewis and Roca LLP, Phoenix, Arizona, on March 23, 2001, or at such other date, place and time as the parties may agree (the "Closing Date"). The Closing shall take effect at the close of business on the day of the Closing. References to "at" or "as of" or "after" the "Closing" or the "Closing Date" shall mean as of or after the close of business on the day of Closing.

    2.2  Adjustment to Purchase Price.

    (a) Within thirty (30) days after the Closing Date, the Buyer and Seller shall jointly prepare, in accordance with GAAP and in accordance with Sections
1.1 and 1.3, a balance sheet for the Seller as of the Closing Date (the "Final Closing Balance Sheet") and a Final Purchase Price Schedule in the form of Exhibit "C," to include a calculation of the Adjustment Amount (defined below). Buyer and Seller shall use their best efforts during said thirty (30) day period to resolve any disputes regarding preparation of the Final Closing Balance Sheet, the Final Purchase Price Schedule or the calculation of the Adjustment Amount. Any unresolved disputes between the Buyer and Seller with respect thereto shall, at the request of either the Buyer or Seller, immediately be referred to the Accountants. The decision of the Accountants on any matter referred to it shall be final and binding on the parties hereto. The parties shall use their best efforts to cause the Accountants to render their decision within 30 days of referral. The fees and expenses of the Accountants for its services rendered shall be paid one-half by the Buyer and one-half by the Seller.

    (b) Adjustment Amount. The "Adjustment Amount" shall be the amount by which the Purchase Price as determined using the information set forth on the Final Closing Balance Sheet and shown on the Final Purchase Price Schedule is greater or less than the Preliminary Purchase Price as shown on the Preliminary Purchase Price Schedule.

    (i) If the Adjustment Amount is a positive number, then Buyer shall pay Seller an amount equal to the Adjustment Amount by wire transfer in immediately available funds.

    (ii) If the Adjustment Amount is a negative number, then Seller shall pay Buyer an amount equal to the Adjustment Amount by wire transfer in immediately available funds.

    The amount of the Preliminary Purchase Price, as adjusted, shall be the "Purchase Price."

    (c)The obligations of the parties hereunder shall survive the closing of this transaction.

    2.3 Allocation of Purchase Price. The Purchase Price shall be allocated by Buyer among the Assets in the manner required by Section 1060 of the Code and regulations thereunder. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with such allocation and which gives effect to any Adjustment Amount determined in accordance with
Section 2.2 hereof.

    2.4  Conveyances at Closing.

    (a) Instruments of Transfer. On the Closing Date, Seller and Shareholder, as applicable, shall execute and deliver to Buyer such good and sufficient instruments of conveyance and transfer, including bills of sale, instruments of title, endorsements, assignments of contracts, assignments of personal property leases, and assignments of Intellectual Property (including, without limitation, assignments by Seller to Buyer of the trademarks included in the Assets suitable for recording said transfers in the U.S. Patent and Trademark office or any relevant state, local or foreign government office, as applicable), a copy of each which shall be attached to this Agreement as a part of composite Exhibit "D", and instructions to the appropriate institutions to effect the transfer to Buyer of all of Seller's lock boxes pertaining to the Accounts Receivable, if any, in form and substance reasonably satisfactory to Buyer and its counsel, but in any event as shall be effective to vest in Buyer all of Seller's right, title and interest in and to all of the Assets, free and clear of all Encumbrances except the Assumed Liabilities and Permitted Encumbrances.

    (b) Assumption Document. On the Closing Date, Buyer shall execute and deliver to Seller an instrument of assumption evidencing Buyer's assumption of the Assumed Liabilities, a copy of which is attached to this Agreement as Exhibit "E."

    (c) Certificates and Opinions. Buyer and Seller shall deliver the certificates, opinions of counsel and other matters described in Articles VI and VII.

    (d) Consents. Seller shall deliver all Permits and third party consents required for valid transfer of the Assets and consummation of the Sale Transaction contemplated by this Agreement.

    (e) Resale Certificate. Buyer shall deliver all applicable resale exemption certificates or similar documentation evidencing that the Inventory purchased by Buyer is purchased for resale.

    (f) Letter of Credit. At or before Closing, Seller shall deliver to Buyer an irrevocable standby letter of credit in favor of Buyer in the amount of [MATERIAL REDACTED] with a term of 12 months after the Closing Date (the "Letter of Credit"), to secure Buyer against Losses regarding which there has been a final determination under the procedure set forth in Section 8.5. The Letter of Credit (i) shall be in the form attached hereto as Exhibit "F" and
(ii) shall be issued by LaSalle National Bank, N.A.. Buyer may draw under the then current Letter of Credit in an amount equal to so much of any Indemnification Claim as is accepted by Seller (by failure to object or otherwise). If no final determination of the validity and amount of all or any portion of a timely and outstanding Indemnification Claim has occurred by the 12th month of the then current Letter of Credit, Buyer may give notice to the bank that issued that Letter of Credit to extend that Letter of Credit for an additional 12 months, in the amount of the lesser of the balance of the Letter of Credit and the asserted but undetermined portion of that Indemnification Claim (the "Balance"). If Buyer gives such notice, Seller shall cause that bank to extend that Letter of Credit. If Buyer does not receive within ten days before the then current expiration date of that Letter of Credit sufficient evidence that such Letter of Credit has been so extended, Buyer may draw the Balance of the Indemnification Claim under that Letter of Credit and hold the proceeds from such draw in an interest-bearing escrow account, for the purposes for which the Letter of Credit is furnished to Buyer. Nothing in this section, and no action or inaction of Buyer under this section or with regard to the Letter of Credit or substitute therefor, shall be construed to limit Buyer's remedies against Seller or Shareholder for Losses, except to the extent of the proceeds of any draw actually received by Buyer for its own account (as opposed to being received by Buyer to be held in escrow hereunder).

    (g) Form of Instruments. To the extent a form or document to be delivered hereunder is not attached as an exhibit hereto, such document shall be in the form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer.

                                ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDER

3. Representations and Warranties. Seller and Shareholder, jointly and severally, hereby represent and warrant to the Buyer, as follows:

    3.1 Authorization of Seller. Seller and Shareholder have all requisite power and authority or legal capacity, as the case may be, to enter into each of the Transaction Documents to which it is a party and any other instruments and agreements to be executed by such party pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements and documents required hereunder (and the due consummation of the transactions contemplated hereby and thereby) have been duly authorized by the Board of Directors and the Shareholder of the Seller.

    3.2 Binding Effect. The Transaction Documents to which Seller and Shareholder are a party and such other instruments and agreements have been duly executed and delivered by such party and constitute the valid and binding obligations of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

    3.3 Existence and Good Standing of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Arizona, with all requisite corporate power to carry on its Business as now conducted, and to own and lease the properties owned, leased or operated by it. Seller has heretofore delivered to Buyer complete and correct copies of its Articles of Incorporation and Bylaws, each as amended and in effect on the date of this Agreement and as of the Closing Date.

    3.4 Subsidiaries and Investments. Set forth on Schedule 3.4 is a list of each Person in which Seller owns, directly or indirectly, any equity security (each such corporation, partnership or limited liability company is hereinafter referred to as a "Subsidiary"). Except as set forth on Schedule 3.4, the Business carried on by Seller has not been conducted through any direct or indirect Subsidiary or Affiliate of Seller or Shareholder.

    3.5 No Violations. Except as disclosed on Schedule 3.5 hereto, as related to the execution and delivery by any party thereto of this Agreement or any of the other Transaction Documents and any other instruments or agreements to be executed pursuant hereto or thereto, the consummation by Seller or Shareholder, as applicable, of the transactions contemplated hereby or thereby will not: (i) violate, conflict with, or result in a breach or default under any provision of the Certificate or Articles of Incorporation or Bylaws or other constitutive documents of such party; or (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or any governmental or regulatory body, agency or authority applicable to such party or by which it or any of its properties or assets may be bound; or (iii) require it to obtain any Permit, consent or approval of, or require such party to give any notice to, any governmental regulatory body, agency or authority; or (iv) constitute a violation or breach by such party or, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration) or result in the creation of any Encumbrance upon any of the properties or assets of such party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which such party is a party, or by which it or its properties or assets may be bound.

    3.6 No Actions. No action or proceeding has been instituted or, to the best Knowledge of Seller, threatened, against Seller, before any court or other governmental body by any Person seeking to restrain, prohibit, alter or delay the execution and delivery of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

    3.7  Financial Statements.

    (a) Attached as Schedule 3.7(a) are (i) the audited balance sheets of Seller as at September 12, 1999 and September 13, 1998 and the related statements of income for the periods then ended; (ii) the unaudited balance sheets of the Business of Seller as at September 13, 1998, September 12, 1999, and October 1, 2000, and the related statements of income for the periods then ended and (iii) the unaudited interim balance sheet of the Business of Seller at January 21, 2001, and the related statements of income for the four accounting periods then ended (the "Interim Financial Statements"). All of the preceding financial statements are collectively referred to herein as the "Financial Statements." Except as provided in Schedule 3.7(a), the Financial Statements are in accordance with the Books and Records of Seller and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. Subject to the adjustments and conventions used in preparing the Financial Statements, which are disclosed on Schedule 3.7(a), the Financial Statements fairly present the assets, liabilities, and financial condition of Seller at the respective dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of Seller which are known to Seller or should reasonably be known to Seller, fixed or contingent, as of the respective dates thereof, and the related statements of income fairly present the results of operations of Seller for the periods indicated (subject in the case of the Interim Financial Statements, to normal year-end adjustments). At the respective dates of the Financial Statements, there were no liabilities of Seller which, in accordance with GAAP, should have been set forth or reserved for therein or in the notes thereto, which are not set forth or reserved therein or the notes thereto.

    (b) Seller shall deliver to Buyer promptly any financial statements which Seller may subsequently prepare prior to the Closing Date with respect to annual, quarterly and monthly periods ending subsequent to those periods covered by the Financial Statements.

    3.8  Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.8 attached hereto, since January 21, 2001, there has not been, with respect to Seller, any material:

    (i) commitment or transaction except in the ordinary course of business consistent with past practice or with Buyer in connection with the Sale Transaction;

    (ii) adverse change in the business relationship of Seller with any customer or supplier of the Business and neither Seller nor Shareholder have caused or have Knowledge of any fact or condition which might reasonably be expected to cause such an adverse change now or in the future in the business relationship of Seller with the customers or suppliers of its Business, nor, to the Knowledge of Seller or Shareholder, is such threatened;

    (iii) destruction, damage to or loss (whether or not covered by insurance) that individually or in the aggregate has had an adverse effect on the Assets or Business;

    (iv) labor troubles or other event or condition of any character which has had, or could reasonably be expected to have, an adverse effect, excluding the effect, if any, of the Sale Transaction;

    (v) mortgage, pledge or other encumbrance or lien affecting any of the Assets, tangible or intangible;

    (vi) sale, transfer, lease, license or other disposal of any Asset or property, tangible or intangible, pertaining to the Business except in the ordinary course, or discontinuance of any material product line or the distribution of any of its material products or services (as measured by annual sales volume);

    (vii) amendment or termination of any contract, agreement or Permit other than in the ordinary course of business;

    (viii)  waiver, settlement or release of any right or claim;

    (ix)  revaluation with respect to any of the Assets;

    (x) increase in the salary or other benefits or compensation payable or to become payable to any employee or any declaration, payment, or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any employee other than in the ordinary course of business and consistent with the past practice;

    (xi) sale, lease, abandonment or other disposition of all or any part of the Assets or facilities or, other than in the ordinary course of business, of any equipment or other operating property or any sale, assignment, transfer, license or other disposition of any Permit;

    (xii) contracts or agreements of any kind or character or any liabilities created (direct, contingent or otherwise), except those which have been entered into or incurred in the ordinary course of business consistent with past practice;

    (xiii)  capital expenditure or commitment made in excess of $25,000;

    (xiv) bonus, pension, retirement or profit sharing distribution or payment of any kind except in the ordinary course of business consistent with past practice;

    (xv)  change in insurance coverage;

    (xvi) notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business charged to applicable reserves;

    (xvii)  action or decision taken which would be restricted by Section 5.1;

    (xviii)  changes in any accounting methods or procedures;

    (xix) disposition or lapsing of any Intellectual Property or any disposition or disclosure to any person of any Intellectual Property not theretofore a matter of public knowledge;

    (xx) other event of any character that has or could reasonably be expected to adversely affect the Assets or the Business; or

    (xxi)  agreement, whether or not in writing, to do any of the foregoing.

    Except as set forth on Schedule 3.8, no fact or condition exists or is contemplated or, to the best Knowledge of any Seller and Shareholder, threatened which might cause any change described in clauses (i)-(xxi) hereof in the future.

    3.9 Leased Real Property. No Real Property Leases are being assigned to Buyer. Schedule 3.9 attached hereto contains an accurate and complete list and a summary of the material terms of all leases of real property to which Seller is a party (as lessee or lessor) and where the Assets are located ("Real Property Leases"). Seller has delivered to Buyer true, correct and complete copies of all such leases, including all amendments thereto. Each lease of real property set forth on Schedule 3.9 (or required to be set forth on Schedule 3.9) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Seller has not violated any of the material terms or conditions under any such lease, and, to the best Knowledge of Seller and Shareholder, all of the covenants to be performed by any other party under any such lease have been fully performed.
    3.10 No Undisclosed Liabilities. Other than Retained Liabilities, Seller has no material liabilities in connection with the Business due or to become due, except (a) liabilities which are set forth or reserved for on the Interim Financial Statements, (b) liabilities arising in the ordinary course of business under the Assigned Contracts and Permits and other business arrangements described in the Disclosure Schedules and (c) liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business and in accordance with this Agreement (none of which relates to any default by Seller under any contract or lease, breach of warranty, tort, infringement or violation of any regulation or court order or arose out of any action) and none of which, individually or in the aggregate, has or would have an adverse effect on the Business or the Assets.

    3.11 Tax Matters. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full, or will be paid by the date due, all tax returns (each, a "Return") required to be filed in connection therewith have been accurately prepared and duly and timely filed or will be so prepared and filed by the date due and all deposits required by law to be made by Seller with respect to employees' withholding and other taxes have been duly made or will be made by the date due. Seller has not been delinquent in the payment of any foreign or domestic tax, assessment, or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and to the best of Seller's and Shareholder's Knowledge, there is no basis for any such deficiency or claim.

    3.12 Contracts. Schedules 1.1(f)(i)-(iv), inclusive, set forth a complete and accurate list of all the Assigned Contracts. There are no contracts other than the Assigned Contracts which are necessary for Buyer to operate the Business from and after the Closing Date. Each contract or agreement set forth on Schedules 1.1(f)(i)-(iv), inclusive, (or required to be set forth on Schedules 1.1(f)(i)-(iv), inclusive) is in full force and effect, and there exists no default or event of default by Seller or any third party to such contract or agreement or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by any party thereto. Seller has delivered to Buyer true, correct and complete copies of all such contracts, including all amendments thereto.

    3.13 Litigation. Except as set forth on Schedule 3.13 attached hereto, which, together with other schedules as permitted in Section 5.8, may be updated through the Closing Date, there are no claims, actions, suits, proceedings or investigations pending or, to the best Knowledge of the Seller and Shareholder, threatened against or involving Seller or Shareholder or affecting the Assets or the Business, at law or in equity, or before or by any court, arbitrator or federal, state, municipal or other governmental department, commission, board, agency or instrumentality. Except as set forth on Schedule 3.13, Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or any of the Assets or the Business. There are no unsatisfied judgments against the Seller, the Business or the Assets.

    3.14  Compliance with Laws and Regulations.

    (a) Seller is in compliance with all laws, rules, regulations, orders, judgments, licenses, permits, certificates, approvals and decrees applicable to Seller, the Assets or the Business, except for such non-compliance as would not have a material adverse effect on the Business or the Assets and has not received any notice that Seller is not in compliance with a particular federal, state or local law applicable to the operation of the Business.

    (b) The products and packages included in the Inventory and the facilities and operations of Seller as they relate to the Business are in compliance with all applicable provisions of the Federal Food, Drug and Cosmetic Act, all other labeling and food laws and all rules and regulations promulgated under such acts and laws, whether federal, state or local, except for such non-compliance as would not have a material adverse effect on the Business or the Assets and no charge is pending or, to the Knowledge of Seller and Shareholder, threatened that Seller has violated or is in violation of any such act, rule or regulation. Seller has received all Permits, approvals and other consents which may be required for Seller to operate the Business, each of which is listed on such Schedule 3.14(b), along with its date of renewal or expiration, if any, and Seller has not had any such Permit, approvals and other consents revoked and Seller is not in violation thereof.

    3.15 Inventory, Receivables, Accounts Payable, Prepaid Expenses and Fixed Assets.

    (a) All items of Inventory listed on Schedule 1.1(a) are owned by Seller (unless consigned), were acquired in the ordinary course of Seller's Business, are maintained at levels consistent with the Seller's usual and customary practices, are saleable in the ordinary course, and are valued on a weighted average cost basis. Except as set forth on Schedule 3.15, no items included in the Inventory have been pledged as collateral by Seller or are on consignment. Schedule 3.15 will be updated by Seller at Closing.

    (b) The Accounts Receivable set forth on Schedule 1.1(b) represent bona fide claims of the Business against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. To the best of Seller's and Shareholder's Knowledge, the Accounts Receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business.

    (c) The Vendor Receivables set forth on Schedule 1.1(c) represent bona fide claims of the Business against Seller's vendors arising in the Business in the ordinary course on or before the date hereof which have not been outstanding for more than 90 days and are evidenced by appropriate Supporting Documentation. To the best of Seller's and Shareholder's Knowledge, the Vendor Receivables are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business.

    (d) The Accounts Payable set forth on Schedule 1.3(b) represent all trade payables of the Business incurred in the ordinary course of business as of the Closing Date to be assumed by the Buyer.

    (e) Schedule 1.1(e) hereto sets forth an accurate and complete list of the Prepaid Expenses of the Business as of January 21, 2001. There are no prepaid expenses other than the Prepaid Expenses which are necessary for Buyer to operate the Business from and after the Closing Date. Seller has good, valid and marketable title to the Prepaid Expenses, and all such Prepaid Expenses are freely transferable, have been recorded in accordance with GAAP and, in the good faith business judgment of Seller and Shareholder, have future value toward the conduct of the Business by Buyer.

    (f) Schedule 1.1(d) hereto sets forth an accurate and complete list of the Fixed Assets of the Business of the Seller as of February 26, 2001. There are no fixed assets other than the Fixed Assets which are necessary for Buyer to operate the Business from and after the Closing Date. Seller has good, valid and marketable title to the Fixed Assets and all of the personal properties and assets (tangible and intangible) reflected in Schedule 1.1(d), in each case free and clear of Encumbrances, except for Assumed Liabilities and the Permitted Encumbrances. The Fixed Assets owned by Seller and used in its Business are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

    (g) All of the inventory, accounts receivable, vendor receivables, accounts payable, prepaid expenses and personal property shown on the Interim Financial Statements are, or will be, set forth on the Books and Records, all in accordance with GAAP, consistently applied.

    3.16  Employment Relations.

    (a) Except as set forth on Schedule 3.16(a): (i) Seller is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice with respect to employees of Seller; (ii) no unfair labor practice complaint against Seller is pending or, to the best Knowledge of Seller and Shareholder, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable government body; (iii) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the best Knowledge of Seller and Shareholder, threatened against or involving Seller; (iv) no representation question exists respecting the employees of Seller; (v) no grievance which might have an adverse effect upon Seller or the conduct of its Business, and no arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of Seller are pending and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently applicable to Seller or is being negotiated by or to the best of Seller's and Shareholder's Knowledge, applied for with respect to employees of Seller; (vii) there exists no written or oral employment, consulting, sales representation, broker, severance or indemnification agreements with respect to employees of Seller in the Business or applicable to Seller or Shareholder that would give, either directly or indirectly, any Person the right to receive any payment from any assignee of Seller, including Buyer, as a result of this Agreement; and (viii) Seller is in compliance and shall comply with the requirements of the Federal Workers' Adjustment and Retraining Notification Act (hereinafter referred to as "WARN") by no later that the Closing Date.

    (b) Attached hereto as Schedule 3.16(b) is an accurate and complete preliminary listing of the employees of the Business affected by the application of WARN to the Sale Transaction, their current wages and benefits, and the estimated wages and benefits required to be paid to such employees as a direct result of the application of WARN to the Sale Transaction (excluding administrative or legal costs and fees) ("WARN Wage Expenses"). Seller shall update Schedule 3.16(b) as of the Closing Date.

    3.17  Employee Benefit Plans.

    (a) Schedule 3.17 sets forth a true and complete list of each Employee Benefit Plan under which benefits (including, but not limited to, severance benefits) are provided to employees or other providers of services that is maintained as of the date of this Agreement by Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Seller would be deemed a "single employer" within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

    (b) Except as set forth in Schedule 3.17, (a) each Employee Benefit Plan is in compliance in all material respects with all applicable compliance requirements with respect to applicable laws for employee benefit plans, including, but not limited to ERISA, the Code, and in particular Code Section 401(a) for qualified plans; (b) there is no Employee Benefit Plan which provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Seller or any ERISA Affiliate beyond their retirement or other termination of service; (c) there is no Employee Benefit Plan which is a "multi-employer plan," as such term is defined in Section 3(37) or 4001(a)(3) of ERISA; (d) there are no material reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and summary plan descriptions) which were required to be made in Seller's fiscal year 2000 or fiscal year-to-date 2001, with respect to any employee pension benefit plans and employee welfare benefit plans maintained by Seller or any ERISA affiliate for its employees;
(e) no Plan which is an employee pension benefit plan (other than any multi-employer plan) has been completely or partially terminated or has been the subject of a reportable event within the meaning of ERISA Section 4043 as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation (the "PBGC"); (f) no proceeding by the PBGC to terminate any such employee pension benefit plans (other than any multi-employer plan) has been instituted, or to the Knowledge of Seller or Shareholder, threatened; and (g) Seller has not incurred any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to such Plan which is an employee pension benefit plan.

    (c) Except as set forth in Schedule 3.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any material payment (including, without limitation, deferred compensation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Seller or any of their affiliates under any Employee Benefit Plan or otherwise, (b) materially increase any benefits otherwise payable under any Employee Benefit Plan or otherwise, or (c) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    3.18  Intellectual Property.  Except as set forth in Schedule 1.1(f)(vi):

    (a) Seller exclusively owns, without restrictions, or has a valid and enforceable license to use, the rights to all Intellectual Property. Seller is not, nor as a result of the execution, delivery or performance of Seller's obligations hereunder will be, in violation of, or lose any rights under, any license or agreement described in Schedule 1.1(f)(vi).

    (b) No claims with respect to the Intellectual Property have been asserted or, to the best Knowledge of Seller and Shareholder, are threatened by any Person nor does Seller and Shareholder know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale or use of any product or process as now used or offered or proposed for use or sale by Seller infringes on any patent, trademark, copyright, trade secret, or other intellectual property right of any Person, (ii) against the use by Seller of any Intellectual Property or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property. All registered trademarks and service marks set forth in Schedule 1.1(f)(vi) hereto and all registered copyrights held by Seller are valid, enforceable and subsisting. To the best of Seller's and Shareholder's Knowledge, without undertaking any separate investigation in connection with this Agreement, there has not been and there is not currently any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any other Person, including any employee or former employee of Seller.

    (c) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property.

    3.19Customers, Vendors and Brokers.

    (a) Schedule 3.19(a) hereto (the "Customer List") lists all customers of the Business for the fiscal year ended September 30, 2000, and for the four accounting periods ending on January 21, 2001. The Customer List shall include the amount of sales to each such customer for such fiscal year and period. Except as noted in Schedule 3.19(a), neither Seller nor Shareholder has Knowledge of or has received any information indicating that any of the customers of the Business intends to cease doing business with it prior to Closing or with Buyer after the Closing or alter the amount of the business that it is presently doing with Seller before the Closing or may do with Buyer after the Closing with respect to the Business being acquired pursuant to this transaction. Schedule 3.19(a) hereto lists each of Seller's written customer agreements, related correspondence and all amendments thereto (copies of which have been provided to Buyer), and describes the terms and conditions of each written and non-written customer Sales Plan existing as of January 31, 2001.
Schedule 3.19(a) shall be updated by Seller and Buyer as of the Closing Date. For purposes of this Agreement, "Sales Plan", means all terms and conditions of customer arrangements including, without limitation, pricing, discounts, rebates and allowance policies, credit arrangements, level of service (i.e., out of stocks guarantees and delivery time and/or date commitments) and any other form of commitments to customers.

    (b) Schedule 3.19(b) hereto (the "Vendor List") lists all vendors of the Business with whom Seller did business for the fiscal year ended September 30, 2000, and for the four accounting periods ending January 21, 2001, and shall include the amounts of purchases by Seller and payment terms received from each such vendor for such fiscal year end period. Such Schedule shall be updated by Seller and Buyer as of the Closing Date. There are no credit, discount, rebate or allowance arrangements of any kind or nature due from any vendor or pursuant to any vendor contract, except as set forth on Schedule 3.19(b).

    (c) Schedule 3.19(c) hereto (the "Broker List") lists the Brokers of the Business with whom the Seller did business for the fiscal year ended September 30, 2000, and for the four accounting periods ending on January 21, 2001, and the terms of such arrangements, including without limitation, fee schedules and service levels. Such Schedule shall be updated by Seller and Buyer as of the Closing Date.

    3.20 Disclosure. None of this Agreement, the other Transaction Documents, the Financial Statements, the Disclosure Schedules, Exhibits and the certificates attached hereto or delivered pursuant to this Agreement contain any untrue statement of a material fact, or omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. To Seller's and Shareholder's best Knowledge, there is no fact known to Seller or Shareholder that has specific application to Seller (other than general economic or industry conditions) and that materially affects the Assets, Business, prospects and financial condition of Seller that has not been set forth in this Agreement or the Disclosure Schedules.

    3.21 Brokers. Except as listed on Schedule 3.21, Seller is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against Seller for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

    3.22 Books and Records. The Books and Records are complete and correct and reflect an accurate and complete record of the conduct of the business of Seller. Such Books and Records fairly reflect the ownership, operation and control of the Business of Seller. Upon consummation of the transactions contemplated by this Agreement, the Buyer will have good title to the Transferred Books and Records.

    3.23 Environmental Laws and Regulations. Except as set forth on Schedule 3.23: (i) Hazardous Materials have not at any time since Seller began its leasing of, or operations on, the Leased Real Property been generated, used, treated or stored on, transported to or from, or released or disposed of on, the Leased Real Property of Seller listed in Schedule 3.9; (ii) Seller is in compliance with all Environmental Laws and Permits issued under such Environmental Laws; (iii) there are no past, pending or, to the best Knowledge of Seller and Shareholder, threatened Environmental Claims against Seller or any of the Leased Real Property; (iv) there are no facts or circumstances, conditions or occurrences regarding the Business or operations of Seller, the Leased Real Property or, to the best Knowledge of Seller and Shareholder, any property adjoining or adjacent to any Leased Real Property or such real property or facility, that could reasonably be anticipated (i) to form the basis of any Environmental Claim against Seller or the Leased Real Property or
(ii) to cause such Leased Real Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law other than restrictions applicable generally; (iii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, agreement with (other than Permits) or Encumbrances by, any governmental authority or quasi-governmental entity under any Environmental Law which regulate, obligate or bind Seller except as are applicable generally; and (iv) true and correct copies of any environmental reports, as well as all other written environmental reports, audits or assessments which have been conducted by the Seller, at any Leased Real Property have been made available to the Buyer and a list of all such reports, audits and assessments are set forth on
Schedule 3.23.

    3.24 Permits. Seller has obtained and possesses all governmental and third party licenses, permits (including, but not limited to, occupancy permits), consents, certifications, franchises and other authorizations and has made all required registrations or filings with, any Federal, state or local governmental authority required in connection with the use, operation or the ownership of its properties and assets and the operation of its Business as currently conducted (collectively, "Permits"). All such Permits are in full force and effect and Seller is in compliance with all such Permits.
There are no proceedings pending against Seller or, to the best Knowledge of Seller and Shareholder, threatened, seeking the revocation or the limitation of any Permit. Any applications for the renewal or transfer of any such Permits which were due prior to the Closing Date have been or will be timely filed prior to the Closing Date.

    3.25  Interests in Customers, Suppliers, Etc.  Except as set forth in
Schedule 3.25, neither Seller, Shareholder nor any of its respective Affiliates possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, or competitor or potential competitor of Seller. Ownership of 5% or less of any class of securities of a Person whose securities are registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.28.

    3.26 Insurance Policies. Schedule 3.26 attached hereto contains an accurate and complete description of all insurance policies maintained by Seller with respect to its Business, Assets and employees since January 1, 1999, including, but not limited to, with respect to each insurance policy: name, address and telephone number of the insurance broker or agent; insurance policy number; principal amount; policy limits; periods covered; and deductibles. All such current insurance policies are in full force and effect. Seller is not in default with respect to any such insurance policies and Seller has not failed to give any notice or present any claim under such insurance policies in due and timely fashion and has not waived or released any rights thereunder. The coverage of any insurance policy in the Business has not been limited or canceled by any insurance carrier. With respect to the Business, Seller has maintained and now maintains (i) insurance on all of the assets and business of a type customarily insured in the industry, covering property damage and loss of income by fire or other casualty and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary in the industry to insure. With respect to the Business, since January 21, 2001, there has not been any adverse effect on the relationship of Seller with its insurers or in the premiums payable pursuant to such insurance policies.

    3.27 Solvency. Seller is financially solvent, able to meet its obligations as they become due and has made adequate provision for the payment of its debts and liabilities.


    3.28  800 Code Inventory.  The inventory records attached hereto as
Schedule 3.28 for each customer of Seller with 800 Code Inventory in the possession or control of Seller as of the Closing Date are true and correct in all respects as of the Closing Date and have been confirmed in writing by each such customer as being true and correct. Schedule 3.28 shall be updated at closing by Seller. There are no unresolved customer disputes regarding any of the 800 Code Inventory.

                               ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE BUYER

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and Shareholder as follows:

    4.1 Existence and Good Standing of Buyer. The Buyer is incorporated and in good standing under the laws of the State of Delaware.

    4.2 Authorization. The Buyer has all requisite corporate power and authority to enter into each of the Transaction Documents to which it is a party and any other instruments and agreements to be executed by the Buyer pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which the Buyer is a party and any other instruments and agreements to be executed by it pursuant to this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by it. The Transaction Documents to which the Buyer is a party and such other instruments and agreements have been duly executed and delivered by the Buyer and constitute the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

    4.3 No Violations. Except as set forth in Schedule 4.3 attached hereto, the execution, delivery and performance of this Agreement and any other instruments or agreements to be executed by the Buyer pursuant to this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (i) violate, conflict with, or result in a breach or default under any provision of the Certificate of Incorporation or Bylaws of the Buyer; or (ii) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or any governmental or regulatory body, agency or authority applicable to the Buyer or by which any of its properties or assets may be bound; or (iii) require any filing by the Buyer, or require the Buyer to obtain any permit, consent or approval of, or require the Buyer to give any notice to, any governmental regulatory body, agency or authority; or
(iv) constitute a violation or breach by the Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default by the Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Buyer is party, or by which the Buyer or its properties or assets may be bound.

    4.4 No Actions. No action or proceeding has been instituted or, to the best Knowledge of the Buyer, threatened, against the Buyer before any court or other governmental body by any person or public authority seeking to restrain, prohibit, alter or delay the execution and delivery of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

    4.5 Brokers. The Buyer is not a party to or in any way obligated under any contract or other agreement, nor are there any outstanding claims against it with respect to, payment of any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of any of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

                                 ARTICLE V

                           COVENANTS OF SELLER

5. Seller agrees (and Shareholder agrees to cause Seller to comply with such agreements) that, except as otherwise agreed in writing by Buyer, from the date hereof through the Closing Date:

    5.1  Conduct of Business by Seller.

    (a) Seller shall conduct its operations of the Business lawfully and in the ordinary course, including, without limitation, by preserving intact its business organization, maintaining sales and customer service at such levels consistent with past practice, maintaining its properties in the normal course of business and consistent with past practice, maintaining its insurance coverage in the ordinary course, paying its payables and other indebtedness on a timely basis, collecting its receivables in the ordinary course, keeping available the services of its officers and employees including, without limitation, at the request of Buyer, the offering of stay-on incentives to certain key employees of Seller who have been identified to Buyer to encourage such employees to remain through the Closing Date (which incentives if made shall be reimbursed by Buyer at Closing) and, without making commitments on behalf of Buyer, maintaining satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it.

    (b) Seller shall (i) refrain from subjecting the Assets to any mortgage, pledge, lien, security interest, Encumbrance, restriction or charge of any kind, (ii) refrain from selling or otherwise disposing of any of its Business properties to any person other than the sale of inventory and other assets in its ordinary and usual course of business, (iii) refrain from entering into any contract or commitment regarding the Business other than in the ordinary and usual course, and (iv) maintain its inventory in the Business at such levels consistent with past practice.

    (c) Beginning on March 8, 2001, the date when Seller and Buyer may publicly disclose the Sale Transaction pursuant to Section 8.9, Seller shall permit Buyer to contact such of Seller's employees of the Business at all reasonable times for the purpose of discussing with such employees prospective employment by Buyer after the Effective Time of Closing, and Seller shall encourage employees to accept employment offered by Buyer pursuant to Section 10.14.

    (d) Seller shall comply with all federal, state and local laws respecting employment and employment practices, including, without limitation, COBRA (including the provision of continuation coverage for each individual who is an "M&A qualified beneficiary" as such term is defined in proposed Treasury Regulation Sections 54.4980 B-9(c)A-4, with respect to the sale transaction), all laws relating to equal employment opportunity, wages, hours and the payment of Social Security taxes, and the applicable portions of WARN as a result of "plant closings" or a "mass layoff" by Seller as a result of the Closing.

    (e) Seller shall refrain from entering into any contract, commitment, or transaction not in the ordinary and usual course of business with respect to the Business without first obtaining Buyer's prior written consent.

    (f) Seller shall not modify, amend, cancel, or terminate any of the Assigned Contracts in any manner which would have an adverse effect on its Business, or agree to do any of those acts, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, Seller shall not modify, amend, cancel or terminate any of the following Assigned Contracts without the consent of Buyer (which consent will not be unreasonably withheld or delayed): Real Property Leases, material customer agreements, material vendor agreements, master fleet vehicle leases, material equipment leases, computer leases, broker agreements, and distributor agreements.

    (g) Seller shall not enter into any transaction or contract pertaining to the Business other than as to inventory acquisition in the ordinary course of the Business, which involves expenditures in excess of $50,000 without Buyer's consent.

    (h) Beginning on execution of this Agreement, Seller shall confer with Richard A. Thorne or E.A. Puente or their designees to report material operational matters and to report the general status of ongoing operations of Seller. Seller shall notify Buyer of any emergency or other materially adverse change outside of the ordinary course of its Business and of any governmental, union, or third party complaints, investigations, grievances or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, customer or vendor meetings or submissions involving the Business or any of the Assets, and any litigation begun or claim made that is not listed in Schedule 3.13, and will keep Buyer fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith. Buyer shall promptly notify Seller and Shareholder of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by Seller or Shareholder.

    5.2 Further Agreements. In addition, Seller agrees with Buyer that, pending the Closing Date:

    (a) Seller shall use all commercially reasonable efforts to obtain all consents, waivers, amendments, approvals, authorizations, permits and licenses from all third parties and governmental and regulatory authorities, if any, which are required for the due and punctual consummation of the transactions by Seller contemplated by this Agreement, specifically excluding any Permits required by Buyer to run the Business after Closing.

    (b) Subject to Section 1.6, Seller shall make all filings and give all notices required of Seller or Shareholder by any third parties or any federal, state or local regulatory agency having jurisdiction over the Sale Transaction, and Seller and Shareholder shall cooperate with Buyer in making filings and giving notices required of Buyer relating to the Sale Transaction, including all filings required under any applicable federal, state or local law, rule or ordinance; provided, however, that subject to Seller's indemnification obligations set forth in Section 8.1(h), Seller and Buyer waive compliance with any bulk transfer laws applicable to the Sale Transaction.

    (c) Seller shall obtain such executed releases of liens on the Assets from any and all secured parties in the form of UCC-3 Financing Statements reasonably acceptable to Buyer and such other forms as may be necessary to release all such liens on the Assets.

    5.3 Use of Intellectual Property. Seller recognizes and expressly acknowledges that, by the assignment, sale and transfer to Buyer of the Intellectual Property, Seller relinquishes for all time after the Closing Date the right to use or exploit such Intellectual Property for all commercial or non-commercial purposes and Seller, Shareholder, their respective Affiliates, and the officers, directors, employees, agents and consultants engaged by or under the control of each, shall on the Closing Date discontinue use of the Intellectual Property and shall not thereafter use, exploit or assist any third party to use any of the Intellectual Property (including without limitation any trademarks or any name designation, symbol or acronym confusingly similar to any trademark or name designation) except as follows:
(i) Seller may use out of existing supplies for 90 days following Closing certain checks and printed materials containing the Food for Health trademark and trade name solely for the purpose of making payments to employees and for the purpose of maintaining continuity of the identification cards employees currently use in relation to major medical coverage; (ii) Seller shall promptly change its corporate and trade name as required under Section 5.6, but may for up to 90 days after Closing continue to identify itself as also formerly known as Food for Health to customers, former customers and others who may call it, provided that after so answering, all parties so calling will be asked if the matter of the call relates to the wholesale distribution business of the Company, and if answered in the affirmative, they will be told that the wholesale distribution business of the Company has been sold and the caller will be further informed that they should contact Tree of Life at (800) 800-2155. Any continuation of this practice after 90 days shall be only with the written agreement of both Seller and Buyer. Seller will not at any time challenge the validity or enforceability of any of the Intellectual Property.

    5.4 Restrictive Covenants. The Seller and the Shareholder shall execute and deliver to Buyer at Closing the Restrictive Covenant as set forth in Exhibit "A" attached hereto.

    5.5 Shareholder Approval. On or before the execution of this Agreement, Shareholder shall have voted, in accordance with the requisite laws and the requirements under the Articles of Incorporation and Bylaws of Seller, to approve the sale of the Assets pursuant to this Agreement. Concurrent with the signing of this Agreement, Buyer shall have received a certified copy of resolutions duly adopted by the Board of Directors and shareholder of Seller and the Board of Directors of Shareholder approving the transactions contemplated by this Agreement.

    5.6 Trade Name Change. On the Closing Date, Seller shall take all necessary action to discontinue its use of "Food for Health," "U.S. Health Distributors, Inc.," "American Direct, Inc.," "Nutri-Value" and all other trade names currently or previously used by Seller in the Business, excluding only the Excluded Proprietary Marks ("Trade Names"), as corporate and trade names. From and after the Closing Date, Seller and Shareholder shall forever cease and desist from using the Trade Names in any operations or otherwise.

    5.7 Amendment of Schedules. Seller, Shareholder and Buyer acknowledge that Schedules 1.1(a) through (e), Schedule 1.3(b) and Schedule 1.5 as attached at execution do not accurately reflect the Assets and Assumed Liabilities but contain assets and liabilities which should be excluded from such defined categories. The parties further acknowledge that the foregoing schedules shall be updated jointly by Seller and Buyer at Closing to accurately reflect the Assets and Assumed Liabilities in accordance with the definitions contained herein, subject to adjustment pursuant to Section 2.2, as a condition precedent to Buyer's obligation to close. Except with respect to those Schedules specifically updated by Seller and Buyer jointly as mutually agreed as required by the terms of this Agreement prior to or at Closing, Disclosure Schedules shall be deemed final and Buyer shall not be obligated to agree to any updating following execution hereof, other than to reflect changes which are not materially adverse either individually or in the aggregate. As to those Schedules jointly updated by Buyer and Seller at Closing, such Schedules shall prevail over the original Schedules attached upon execution hereof.

    5.8 Damage or Destruction. If any portion of the tangible Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within ten (10) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there are not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of
(i) accepting such Assets in their destroyed or damaged condition, in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss without any reduction or increase in the Purchase Price on account of the damage or destruction or the insurance proceeds payable to Buyer; or (ii) excluding such Asset from this Agreement, in which event Seller shall remain entitled to any insurance or other proceeds payable with respect to such loss. In the event Buyer elects to accept any such damaged or destroyed Asset, the Purchase Price shall be reduced by an amount equal to the costs and expenses of restoring the damaged asset to materially the same condition it was in prior to the damage, less the insurance proceeds payable to Buyer on account of the damage; or in the case of a destroyed asset, an amount equal to the cost of replacing the destroyed asset with a materially similar asset, less the insurance proceeds payable to Buyer on account of the destruction.

    5.9 Investigation by Buyer. Beginning on execution hereof, Seller shall, and shall cause its officers, directors, employees and agents to, afford the representatives of Buyer complete access at all reasonable times to the Assets, and Books and Records of Seller, for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, and beginning on March 5, 2001 to the lessors, customers, suppliers, and brokers of Seller. Seller shall cooperate with and assist Buyer in holding such customer meetings as Buyer reasonably requests for purposes of Buyer's investigation. Seller shall furnish Buyer and its representatives all financial, operating and other data and information as Buyer or through its representatives, may reasonably request, including an unaudited consolidated balance sheet and the related statements of income, retained earnings and cash flow for each month, which financial statements shall (i) be true, correct and complete, (ii) be in accordance with the Books and Records of Seller, and (iii) accurately set forth the Assets, liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with GAAP, consistently applied.

                              ARTICLE VI

             CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

6. Conditions Precedent to Buyer's Obligations. The obligations of Buyer hereunder are subject to fulfillment, prior to or on the Closing Date (or if so provided, upon the execution of this Agreement), of the following conditions, any of which may be waived by Buyer:

    6.1 Representations, Warranties and Covenants. All representations and warranties of Seller and Shareholder contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

    6.2 Consents; Regulatory Compliance and Approval. All Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Personal Property Leases and Assigned Contracts to be assumed by Buyer) shall have been obtained.

    6.3 Opinion of Seller's and Shareholder's Counsel. Buyer shall have received a favorable opinion dated the Closing Date of counsel to Seller and Shareholder, in form and scope of Exhibit "G."

    6.4 Restraints. No suit, action or proceeding before any federal, state or local governmental agency or body, court or arbitrator shall be pending or threatened or which questions the validity or legality of the Sale Transaction or which could reasonably be expected to damage Buyer, the Assets or the Business, or which will restrain or prohibit the consummation of the Sale Transaction contemplated hereby.

    6.5 Creditors. Seller shall have obtained executed releases in the form of UCC-3 Financing Statements from any and all secured creditors and in such other forms as are necessary to release all Assets from all Encumbrances thereon, which statements shall be acceptable for recording or filing in the appropriate locations.

    6.6 Estoppel Certificates. Buyer shall have received estoppel certificates from each of the landlords of the Leased Premises set forth on
Schedule 3.9, in form and substance as attached hereto as Exhibit "H," and documentary confirmation from Seller that Seller has prepaid rent on the Leased Premises through April 30, 2001.

    6.7 Certificates. Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Buyer.

    6.8 Material Changes. Since January 21, 2001, there shall not have been any material adverse change with respect to the Business or the Assets. For purposes of this Section 6.8 and Section 6.11, in the context of a potential or actual change in the willingness of customers to continue to conduct business in the Business, or a loss of customer volume in the Business, "material adverse change" shall mean a loss of $4,000,000 or more in net sales to Seller's existing customers, as measured over the 12 month period immediately preceding the date of execution of this Agreement, provided, however, that the loss has not resulted solely from a change in a customer's Sales Plan (as defined in Section 3.19(a)) as communicated by Buyer to that customer.

    6.9 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors and the Shareholder of Seller approving this Agreement and all ancillary agreements and the transactions contemplated hereby and thereby, certified by Seller's corporate secretary.

    6.10 Approval of Board of Directors and Shareholder. Buyer shall have received the approval of its Board of Directors to enter this Agreement and any ancillary agreements hereto and consummate the transactions contemplated herein and therein.

    6.11 Due Diligence Review. Buyer and its legal and financial representatives shall have conducted a due diligence review regarding the Assets, Business, Books and Records, Financial Statements, the customers and other records and accounts of the Business, and there shall have been no material adverse change in either the Business or the Assets as Seller and Shareholder have represented and warranted to Buyer herein, and, specifically there shall have been no significant loss of customer volume in the Business. Buyer's due diligence review shall have no effect whatsoever on the liability of Seller and Shareholder to Buyer under this Agreement or otherwise for breach of any representations, warranties, or covenants of Seller or Shareholder hereunder.

    6.12 Conveyancing Documents. Seller shall have executed and delivered each of documents described in Section 2.4 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets.

    6.13 Name Change. Seller shall have filed an amendment to its Articles of Incorporation to change its corporate name so as not to include the words "Food for Health" or any other name or mark that has such a near resemblance thereto as may be likely to cause confusion or mistake to the public, or to otherwise deceive the public. Such amendment shall be in a form acceptable for filing with the Secretaries of State of the State of Arizona and the State of Florida.

    6.14 Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.

    6.15 Other Agreements. Seller or the signatory other than Buyer shall have executed and delivered all ancillary agreements hereto in the forms attached as Exhibits hereto or otherwise agreed by Buyer and Seller.

    6.16 Tax Clearance Certificate. Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by any state taxing authority with respect to payment of taxes by Seller in Arizona and Florida and other states in which the Assets may be located.

    6.17 Nonforeign Affidavit. Seller shall furnish Buyer an affidavit stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

    6.18 Letter of Credit. Seller shall deliver to Buyer an issued irrevocable standby letter of credit in the amount of $500,000 with a term of twelve (12) months from the Closing Date in the form attached hereto as Exhibit "F."

    6.19 Supply Contract. Buyer shall receive an executed Supply Contract with FFH's subsidiaries, Chamberlin Natural Foods, Inc., and Health Food Associates, Inc. upon mutually agreeable terms and conditions.

    6.20 Restrictive Covenant. Buyer shall receive a Restrictive Covenant executed by both Seller and Shareholder, in the form attached hereto as Exhibit "A."

    6.21 Disclosure Schedules. Buyer and Seller shall have reached mutual agreement as to all Disclosure Schedules which are required to be prepared and updated jointly by Buyer and Seller by Closing.

                             ARTICLE VII

             CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

7. Conditions Precedent to Seller's Obligations. The obligations of Seller and Shareholder hereunder are subject to the fulfillment, prior to or at the Closing Date, of the following conditions, any of which may be waived by
Seller:

    7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

    7.2 Consents; Regulatory Compliance and Approval. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Assets to Buyer as contemplated hereby shall have been obtained.

    7.3 Restraints. No suit, action or proceeding before any federal, state or local governmental agency or body, court or arbitrator shall be pending or threatened which questions the validity or legality of the Sale Transaction or which could reasonably be expected to damage Buyer, the Assets or the Business, or which will restrain or prohibit the consummation of the transactions contemplated hereby.

    7.4 Certificates. Buyer shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

    7.5  Assumption Document.  Buyer shall have executed the Assumption
Documents.

    7.6 Disclosure Schedules. Buyer and Seller shall have reached mutual agreement as to all Disclosure Schedules which are required to be prepared and updated jointly by Buyer and Seller by Closing.

    7.7 Agreement with Hawaiian Water. Buyer and Shareholder shall have executed an agreement to purchase from Hawaiian Natural Water, Inc. a minimum of $500,000 per year of products for a two year period after the Closing, and upon other mutually agreeable terms and conditions, provided such products are competitively priced and acceptable performance service levels are maintained.

                             ARTICLE VIII

                           INDEMNIFICATION

8. Indemnification. For the purposes of this Article VIII, the terms "Loss" and "Losses" mean any and all penalties, additions to taxes, demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys' and other professional fees and expenses. All statements contained in any certificate, Exhibit or Schedule delivered by or on behalf of Buyer, Seller or the Shareholder pursuant to and coincident with the signing or Closing of this Agreement shall be deemed representations and warranties hereunder by Buyer, Seller or Shareholder, as the case may be.

    8.1 Indemnification by Seller and Shareholder. Notwithstanding anything Buyer may discover in the course of its due diligence investigations of Seller, Seller and Shareholder, jointly and severally, agree to indemnify, defend, and hold harmless Buyer, its Affiliates and their respective officers, directors, employees and agents from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Buyer, its Affiliates or their respective officers, directors, employees and agents by reason of, resulting from or arising out of:

    (a) any untruth, inaccuracy or breach of any representation or warranty of Seller or the Shareholder herein, in any Disclosure Schedule, or in any related document delivered pursuant to this Agreement (notwithstanding any Knowledge or materiality qualifier or scheduled exception relating to any representation or warranty made regarding title to Assets, Tax matters, undisclosed liabilities, ERISA and Environmental matters);

    (b) any Accounts Receivable or Vendor Receivables that remains uncollected on the 90th day following the Closing Date;

    (c)  the conduct of the Business by Seller on or before the Closing Date;

    (d) any failure by Seller to discharge or comply with fully and faithfully its obligations or covenants hereunder or under any applicable law, rule or regulation relating to the Sale Transaction;

    (e) all liabilities of Seller, direct or indirect, fixed, contingent or otherwise, not expressly assumed by Buyer under this Agreement, including without limitation, the Retained Liabilities;

    (f)  a breach of the Exhibit "A" Restrictive Covenant referred to in
Section 5.4;

    (g) personal injury or death to any person, or damage to any property, arising out of the use of or contact with any product sold or distributed by Seller prior to the Closing Date;

    (h) any and all claims made pursuant to Article 6 of the Uniform Commercial Code ("Bulk Transfers Act") as enacted in the states applicable to this transaction, resulting from non-compliance therewith, excepting claims representing Assumed Liabilities;

    (i) any and all liabilities or obligations arising from accounts payable of the Business not listed on Schedule 1.3(b);

    (j) any claim or liability arising from or due to any Excluded Inventory, including, without limitation, liability for storage charges or other charges, fees or taxes related thereto;

    (k) any claim, litigation, arbitration or proceeding pending or threatened against Seller or arising out of any action, or failure to act when an obligation to act existed, by Seller at any time prior to the Closing; and

    (l) [MATERIAL REDACTED]

    (m)  all liability arising under WARN;

    (n) all Taxes charged to grantors, transferors or assigners in connection with the transactions contemplated by the Agreement, except for sales and use taxes to be paid by Buyer pursuant to Section 1.6;

    (o) any agreement between Seller and Shareholder and U.S. Health Distributors, Inc., American Direct, Inc., Mark Rice, Stephanie Rice and/or MSR Management Group; and

    (p) with respect to litigation between the parties hereto, if Buyer prevails in the litigation, all costs and expenses, including reasonable counsel fees incurred in such litigation or otherwise, incurred by Buyer in connection with any of the matters contemplated above.

    8.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless Seller, Shareholder and their Affiliates and their respective officers, directors, employees and agents from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Seller, Shareholder, their Affiliates or their respective officers, directors, employees and agents by reason of, resulting from or arising out of:

    (a) any untruth, inaccuracy or breach of any representation or warranty of Buyer herein, in any Disclosure Schedule prepared solely by Buyer, or in any related document delivered by Buyer pursuant to this Agreement (notwithstanding any Knowledge or materiality qualifier or scheduled exception);

    (b)  the conduct of the Business by Buyer after the Closing Date;

    (c) any failure by Buyer to discharge or comply with fully and faithfully its obligations or covenants hereunder or under any applicable law, rule or regulation relating to the Sale Transaction (excepting any obligation under any applicable bulk transfer acts);

    (d) any claim, litigation, arbitration or proceeding pending or threatened against Buyer or arising out of any action, or failure to act when an obligation to act existed, by Buyer at any time after the Closing; and

    (e) with respect to litigation between the parties hereto, if Seller or Shareholder prevails in the litigation, all costs and expenses, including reasonable counsel fees incurred in such litigation or otherwise, incurred by Seller or Shareholder in connection with any of the matters contemplated above.

    8.3 Survival. The representations and warranties of Seller, Shareholder and Buyer in this Agreement or in any Disclosure Schedule, agreement, instrument or similar document delivered pursuant hereto shall survive after the Closing.

    8.4  Limitations.

    [MATERIAL REDACTED]

    8.5 Procedures for Indemnification. As used herein, the term "Indemnitor" means the party against whom indemnity hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

    (a) A claim for indemnification hereunder ("Indemnification Claim") shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses, if known, and, in the case of a Third Party Claim (as defined in Section 8.6 hereof), containing such other information as the Indemnitee shall have concerning such Third Party Claim.

    (b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 8.5 hereof shall be observed by the Indemnitee and Indemnitor.

    (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 8.5(d) hereof.

    (d) Upon a final determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and Indemnitee or by judgment, decree or final order, the Indemnitor shall pay the amount of such Indemnification Claim within thirty (30) days of the date such amount is determined.

    8.6 Defense of Third Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

    (a) The Indemnitee shall give the Indemnitor written notice of any such claim promptly after receipt by the Indemnitee of actual notice thereof, and the Indemnitor shall undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. If, however, the Indemnitor fails or refuses to or cannot due to a conflict of interest, undertake the defense of such claim within ten (10) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 8.7, settlement of such claim with counsel of its own choosing as part of its Indemnification Claim.

    (b) The Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any proceeding relating to such claim.

    8.7 Settlement of Third Party Claims. No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this Article VIII shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $15,000 or less where the Indemnitor has not responded within ten (10) Business Days of notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will ultimately bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

    8.8 Finder's Fees. Seller and Shareholder hereby agree to indemnify and hold harmless the Buyer against any claim by any person for any fee or commission for the services of any broker, finder or intermediary regarding the Sale Transaction.

    8.9 Press Releases. Neither party will issue any press release nor shall (except for such disclosure to such party's parent, as applicable, or to its officers, attorneys, consultants, accountants and other agents who are involved in the contemplated transaction) otherwise disclose any details of the Transaction, including the identity of the operations to be sold to Buyer, without the other party's prior written consent, except as may be required by law or permitted pursuant to Section 5.9. Neither party shall notify its employees (other than employees on a need-to-know basis) or the media prior to the joint approval of a press release on a mutually agreed upon date of any details of the Sale Transaction.

                               ARTICLE IX

                              TERMINATION.

9.1  Termination

    (a)  This Agreement may be terminated at any time prior to Closing:

    (i)  By mutual written consent of Buyer and Seller;

    (ii) By Buyer or Seller if the Closing shall not have occurred on or before March 23, 2001 subject to a mutually agreeable extension for any consents, notice periods or authorizations required to consummate the transaction; provided, however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 9.1, and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (iii) of this Section 9.1;

    (iii) By Buyer if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VI to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VI to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

    (iv) By Seller if there is a material breach of any representation or warranty set forth in Article IV hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that Seller may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure.

    (b)  In the event of termination of this Agreement:

    (i) Each party will redeliver or destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

    (ii) No party hereto shall have any liability to any other party to this Agreement, except as stated in subsections (i) and (ii) of this Section 9.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

                                ARTICLE X

                             MISCELLANEOUS

10.  Miscellaneous.

    10.1 Expenses. Seller and Buyer shall each pay all of their respective expenses relating to the transactions contemplated by this Agreement and the performance of their respective obligations and fulfillment of conditions hereunder, including, without limitation, the fees and expenses of their respective counsel, accountants and investment bankers.

    10.2 Captions. The Section captions used herein, including in any Disclosure Schedule or Exhibit, are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

    10.3 Confidentiality. Buyer, Shareholder and Seller shall, and shall cause their Affiliates to, treat confidentially all information received from each other in connection with this Agreement, and shall not use such information for any purpose other than consummating the transactions contemplated by this Agreement. It is understood that the foregoing reciprocal obligations shall not bar any party from disclosing information required to be disclosed to any person by applicable law or as may be required to receive necessary approvals to consummate the purchase; provided, that the disclosing party makes every reasonable effort to obtain confidential treatment by the person to whom the information is disclosed. Such obligations shall not apply to (i) information which is now or which hereafter becomes available to the public or other persons not affiliated with Buyer or Seller through no fault of the recipient or (ii) information which the recipient possessed without restriction prior to disclosure to it by parties involved in the transactions contemplated by this Agreement, or (iii) information which becomes available to a party on a non-confidential basis from a source other than the other party, which source is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation owed to the other party. The foregoing shall not apply, however, to the release of any information required by law or by any rules of any stock exchange, in which case the disclosing party must consult the non-disclosing party in good faith in advance concerning the text of the release.

    10.4 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier, or by telecopy, electronic or digital transmission, addressed as follows: If to Buyer, to Tree of Life, Inc., 1750 Tree Boulevard, P.O. Box 410, St. Augustine, FL 32085-0410, Attention: Richard
A. Thorne, Chairman, and E.A. Puente, President, with a copy to McGuireWoods, LLP, 50 North Laura Street, Suite 3300, Jacksonville, Florida 32202,
Attention: Barbara C. Johnston, Esquire, and if to Seller or Shareholder, to AMCON Distribution Company, 1431 Stratford Court, Del Mar, California 92014,
Attention: William Wright, with a copy to Lewis and Roca LLP, 40 North Central Avenue, Phoenix, Arizona 85004-4429, Attention: Scott DeWald, Esq., or such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so received, mailed or couriered.

    10.5 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto other than by operation of law; provided, however, Buyer may assign or transfer this Agreement to any of its wholly-owned subsidiaries or Affiliates, or to a successor-in-interest to Buyer which shall assume all obligations and liabilities of Buyer hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

    10.7 Entire Agreement. This Agreement, including the other documents referred to herein and Disclosure Schedules and Exhibits which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    10.8 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Buyer, Shareholder and Seller.

    10.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

    10.10 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

    10.11 Further Assurances. Seller and Shareholder, at any time after the Closing Date, shall execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all of the Assets. If requested by Buyer, Seller further agree to prosecute or otherwise enforce in its own name for the benefit of Buyer, at Buyer's expense, any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in Seller's name.

    10.12 Recovery of Litigation Costs. In any legal action or any arbitration or other proceeding arising out of or related to, or for the enforcement of this Agreement, or misrepresentation in connection with this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action, arbitration or proceeding, in addition to any other relief to which it or they may be entitled.

    10.13 Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida, without reference to the choice of law provisions of Florida law.

    10.14 Hired Employees. Subject to the results of Buyer's due diligence investigations and to the requirements of the marketplace and Buyer's customary employment practices, Buyer will offer employment effective as of the Closing to those of Seller's employees of the Business set forth on
Schedule 10.14 as "at will" employees of Buyer. Any employee of the Business offered a position with Buyer will be offered a position consistent with Buyer's current employment practices and benefits, including continuous health care coverage. Each employee who accepts such offer shall be deemed a "Hired Employee." Effective as of the Closing Date, Seller shall release any employee hired by Buyer from any employment, non-compete, secrecy or confidentiality agreement theretofore entered into between such employee and Seller except as it is not related to the Business. Seller will give such notices and perform such other obligations as may be required in connection therewith and the transactions contemplated by this Agreement. It is understood and agreed that employment by, or an offer of employment to, employees of Seller by Buyer shall not constitute any commitment, contract, obligation or understanding (express or implied) on the part of Buyer to a post-Closing Date employment relationship of any fixed term or duration or to any terms or conditions other than those Buyer may establish, and that any such employees hired by Buyer shall be "at-will" employees of Buyer. Any employment with Buyer may be terminated by Buyer at any time for any reason. Seller shall provide for, and will be responsible for any and all COBRA compliance, and all separation pay for those of Seller's employees who do not become Hired Employees, and shall indemnify, defend and hold Buyer harmless therefrom. Seller shall remain responsible for the cost of all accrued but unused vacation and any and all other benefits owed to all of its employees through the Closing Date.

    10.15  Post-Closing Actions.
    (a) Collection of Accounts Receivable. At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer's or its designee's account, all receivables and other items which constitute a part of the Assets, and Seller shall within forty-eight (48) hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any documents, cash or checks received on account of or otherwise relating to any such receivables or other items. Seller shall promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets.

    (b) Books and Records; Tax Matters. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax reporting, tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out of pocket costs and expenses (including without limitation attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

    (c) Payment of Liabilities. Following the Closing Date, Seller shall pay promptly when due all of the debts and liabilities of Seller, including any liability for Taxes, other than Assumed Liabilities; provided, however, this covenant shall not apply to that portion (or all) of any debt that Seller is contesting in good faith.

    (d) Consulting Services of Seller. From the Closing until the earlier of September 21, 2001 or such other time that Buyer may upon notice cancel the obligations of the parties under this subsection (d), Seller shall cause its officers and key employees (including without limitation, Jerry Fleming, Jan Fleming, Dave Olender and Mark Rice) to consult with and advise Buyer on matters relating to the Business, including, without limitation, matters relating to the customers, suppliers and generally the operations and development of the Business, as may be reasonably requested by Buyer from time to time (the "Consulting Services"). All Consulting Services shall be requested by Buyer through the President of Seller and shall be subject in all cases to reasonable restrictions on scope, timing and consideration of the demands of Seller's ongoing operations. In connection with the performance of Consulting Services pursuant to this subsection (d), Seller will be an independent contractor of Buyer and not a partner or joint venturer with, or an agent or employee of, Buyer. All employees, agents or representatives employed by or used by Seller in its performance of this subsection (d) shall be the employees, agents and representative of Seller and not of Buyer, except if Buyer expressly hires such persons as its employees, agents or representatives. All provisions of this Agreement applicable to confidential information regarding the Business shall apply to the Consulting Services insofar as such services involve such information and Seller and Shareholder shall be responsible for any breach of such provisions by the officers and employees providing such Consulting Services to Buyer.

    (e) License for Access Relating to Transferred Assets. Buyer and Seller acknowledge that Buyer may elect not to take immediate possession of the tangible Assets sold to Buyer under this Agreement (the "Transferred Assets"), which are now located in the premises leased by Seller at Reywest Building #29, Maricopa County, Phoenix, Arizona and at 7830 Ellis Road, Melbourne, Florida 32904 (collectively, the "Premises"). In order to take possession of the Transferred Assets at some time after the Closing, Seller agrees to provide Buyer with access to the Transferred Assets, and for that purpose grants to Buyer, its agents, employees and contractors a license, according to the terms of this Section 10.15(e), to maintain all or any part of the Transferred Assets at the Premises for as long as reasonably practical for Buyer to remove the Transferred Assets from the Premises, which shall not exceed six (6) months from the Closing (the "License").

The License includes the right to enter upon the Premises for the purpose of causing the crating, loading, and removal of the Transferred Assets from the Premises (i) in accordance with any reasonable day and time limitations imposed by Seller, provided that the Premises shall be available no less than 8 hours a day, Monday through Saturday each week, excluding national holidays, and (ii) in such a manner as not to unreasonably interfere with the use of the Premises by Seller or any of its invitees, guests or lessees. The License is not an assignment or assumption of Seller's leases of the Premises and is not a sublease of the Premises, and Seller shall retain the right to access and occupy the Premises, and Seller shall retain full liability for the performance of its covenants under the leases of the Premises.

In connection with the License, Seller shall perform the following services (the "Access Services"), with due care and diligence in a workmanlike, timely manner in accordance with prevailing industry standards. Buyer shall have the right to inspect and supervise the performance of the Access Services at any and all times; provided that Buyer is solely interested in the results of Seller's performance thereof and shall leave to Seller sole control over the manner and means with which Seller delivers the Access Services. Seller shall hold the Transferred Assets in the Premises in a safe, neat and orderly condition subject to the terms and conditions set forth in this Section 10.15(e) and, upon reasonable notice from Buyer as set forth herein, shall cause items of the Transferred Assets to be prepared for loading and loaded onto Buyer's trucks and other carriers provided by Buyer at the docks at the Premises. Upon receipt of Buyer's reasonable shipping instructions, Seller shall prepare such items of Transferred Assets for shipment and loading, including the retrieval, shrink-wrapping, crating, palletizing, packing and removal of such Transferred Assets from the Premises. Seller shall be ready to load and deliver the indicated Transferred Assets onto the Carriers within a reasonable time following receipt of Buyer's shipping instructions. Upon the arrival of a carrier at the Premises' docks, Seller shall timely load such items of Transferred Assets onto such carrier. Seller shall maintain staff and equipment sufficient to perform the Access Services, subject to reasonable notice by Buyer of the needed Access Services. Buyer's employees or agents may inspect the loading of the Transferred Assets onto the carriers, but such persons shall not be considered employees or agents of Seller for any purposes. In connection with the performance of Access Services pursuant to this Section 10.15(e), Seller will be an independent contractor of Buyer and not a partner or joint venturer with, or an agent or employee of, Buyer. All employees, agents or representatives employed by or used by Seller in its performance of this Section 10.15(e) shall be the employees, agents and representative of Seller and not of Buyer, except if Buyer expressly hires such persons as its employees, agents or representatives, and Seller shall continue to comply with all obligations owed to its employees incident to any and all applicable laws, including the WARN Act. As consideration for the Access Services, Buyer shall pay Seller in the amounts and in the manner described in Schedule 10.15(e) attached hereto and incorporated herein by reference, which schedule shall be updated at Closing by Seller and Buyer. Buyer and Seller shall be solely responsible for the actions (or failure to act) of their respective agents, employees or independent contractors while on or about the Premises; provided, however, that nothing herein shall cause either party to be responsible for the other party's actions or omissions as an independent contractor.

At all times on and after the Closing, Buyer shall own all of the Transferred Assets. So long as any of the Transferred Assets are located on the Premises, Seller shall at its expense maintain commercial general and public liability insurance with limits of $5,000,000 individually and in the aggregate, as well as worker's compensation insurance as required by law and insurance on the Premises in such amounts as are required under the terms of the leases governing the Premises, naming Buyer as an additional insured thereunder; and maintain utility services and security services to the Premises in accordance with customary past usage. Upon or before execution hereof, Seller shall furnish Buyer with proper certificates of insurance indicating such coverage.

Seller waives any statutory, equitable or common law lien which it may have as a result of the Transferred Assets being or having been stored on the Premises. Seller shall not cause a default or breach of any provision of any lease of the Premises that would result in the disturbance of Buyer's rights pursuant to this Section 10.15(e). All provisions of this Agreement applicable to confidential information regarding the Business shall apply to the Access Services insofar as the Access Services involve such information.

Buyer shall not: (i) have access to the Premises for any reason other than that permitted by this Section 10.15(e); (ii) knowingly permit upon the Premises anything that would invalidate any policies of insurance now or hereafter carried on the Premises or that will increase the rate of insurance of the Premises; (iii) commit or suffer to be committed any waste upon the Premises by Buyer or its employees or contractors; and (iv) violate any recorded restriction or covenant affecting the Premises of which Buyer has prior written notice. Buyer agrees to remove from the applicable Premises any of the Transferred Assets within 30 days of receiving Seller's written notice, if any, that Seller has subleased or assigned any lease governing the Premises.

In the event that any item of the Transferred Assets is lost, stolen, damaged or destroyed by reason of a force majeure event or otherwise (other than the negligence of Buyer or its employees) and the loss from such theft, damage or destruction exceeds any applicable insurance proceeds actually paid to and received by Buyer therefor or is within the deductible of Buyer's insurance policy, the purchase price of such items, as calculated pursuant to the terms hereof, shall be payable to Buyer by Seller. In the event the shortage is not paid within ten (10) days of notice to Seller of its existence, Buyer shall be entitled to recover such amount by drawing upon the Letter of Credit as permitted therein. Notwithstanding anything herein to the contrary, recovery under the Letter of Credit shall not be an exclusive remedy to Buyer in the recovery of such amounts if the Letter of Credit is insufficient to satisfy Seller's indebtedness to Buyer in full.

    10.16 Exclusivity. From the date hereof through the Closing or until such time, if any, as this Agreement is terminated pursuant to Article IX, neither Seller, Shareholder, nor any Affiliate of either will (nor shall they permit their respective representatives) to directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Buyer and its representatives) relating to any transaction involving the sale of the Assets, the Business or the stock of Seller (other than the sale of inventory and assets in the ordinary course) or a merger, consolidation, business combination or similar transaction involving Seller, provided that nothing in the foregoing shall limit Seller, Shareholder or any Affiliate from any transaction that does not involve or affect the Business.

                             ARTICLE XI

                            DEFINITIONS

11. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).

    "Access Services" shall have the meaning specified in Section 10.15(e).

    "Accountants" shall mean the accounting firm of KPMG LLP of Phoenix, Arizona.

    "Accounts Payable" shall have the meaning specified in Section 1.3(b).

    "Accounts Receivable" shall have the meaning specified in Section 1.1(b).

    "Adjustment Amount" shall have the meaning specified in Section 2.2(b).

    "Affiliate" of any Person shall mean any other Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether by ownership of voting securities, by contract or otherwise.

    "Agreement" and "this Agreement" shall have the meaning specified in the preamble to this Agreement, as amended, modified or supplemented from time to time.

    "Assets" shall have the meaning specified in Section 1.1.

    "Assigned Contracts" shall mean those contracts specified in Sections 1.1(f)(i)-(iv).

    "Assumed Liabilities" shall have the meaning specified in Section 1.3.

    "Assumption Document" shall have the meaning specified in Section 2.4.

    "Balance" shall have the meaning specified in Section 2.4(f).

    "Books and Records" shall mean, without limitation, all books, records, computer-stored information, files and data, certificates and other documents related to the conduct of the Business of the Seller or the ownership of the Assets, or the Assumed Liabilities, including, without limitation, accounting and financial records relating to receivables and inventory of the Seller and all sales and promotional literature of the Seller used or held for use in connection with the conduct of the Business of the Seller.

    "Broker" shall mean any Person compensated by Seller as an independent contractor for procuring the sale of products of the Business on behalf of Seller.

    "Broker List" shall have the meaning specified in Section 3.19(c).

    "Business" shall have the meaning specified in the preamble hereto.

    "Business Day" shall mean any day other than a Saturday, a Sunday or a national holiday.

    "Buyer" shall have the meaning set forth in the preamble to this Agreement.

    "Closing" shall have the meaning specified in Section 2.1.

    "Closing Date" shall have the meaning specified in Section 2.1.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "Consulting Services" shall have the meaning specified in Section
10.15(d).

    "Customer List" shall have the meaning specified in Section 3.19(a).

    "Deductible" shall have the meaning specified in Section 8.3(a).

    "Disclosure Schedules" shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other representations called for by this Agreement.

    "800 Code Inventory" shall mean such inventory which is in the possession or control of Seller as of the Closing Date not owned by Seller, but owned by one or more customers of Seller.

    "Employee Benefit Plans" shall mean all present and prior (including terminated and transferred) plans, programs, agreements, arrangements, and methods of contributions or compensation of Seller's and Seller's employees (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Seller or to any other person who provides services to Seller, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to ERISA, and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Code. The term Employee Benefit Plans also includes, but is not limited to, pension, retirement, profit-sharing, stock option, stock bonus and non-qualified deferred compensation plans and disability, medical, vision, dental, workers' compensation, health insurance, life insurance or other death benefits, incentive, severance plans, vacation benefits, and fringe benefits, as well as any employee plan that is a multiemployer plan as defined in Section 3(37) of ERISA.

    "Encumbrances" shall mean liens, security interests, options, rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, rights-of-way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property, whether voluntarily incurred or arising by operation of law.

    "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

    "Environmental Law" shall mean any Federal, state or local statute, law, rule, regulation, ordinance, code or written policy, in each case as amended through the Closing Date, or rule of common law now in effect and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Occupational Safety and Health Act, 29 U.S.C. 651 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. 3808 et seq.; the Emergency Planning and Community Right-to-Know Act, as amended 42 U.S.C. 11002 et seq.; Hazardous Materials Transportation Act, as amended 49 U.S.C. 5101 et seq; Federal Insecticide, Fungicide, Rodenticide Act, 7 U.S.C. 136 et seq; the Oil Pollution Act of 1990, 33 U.S.C. 270 et seq.; and equivalent state and local laws.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder.

    "Estimated Closing Balance Sheet" shall mean the balance sheet of Seller prepared by Seller using the most up to date information available at the time of Closing and in a manner consistent with Seller's historic practices.

    "Excluded Assets" shall have the meaning specified in Section 1.2.

    "Excluded Inventory" shall have the meaning specified in Section 1.1(a).

    "Excluded Proprietary Marks" shall have the meaning specified in Section 1.2(l).

    "Excluded Accounts Receivables" shall have the meaning specified in
Section 1.1(b).
    "Excluded Vendor Receivables" shall have the meaning specified in Section 1.1(c).

    "Excluded Prepaid Expenses" shall have the meaning specified in Section 1.1(e).

    "Final Closing Balance Sheet" shall have the meaning specified in Section 2.2(a).

    "Final Purchase Price Schedule" shall have the meaning specified in
Section 2.2(a).

    "Financial Statements" shall have the meaning specified in Section 3.7.

    "Fixed Assets" shall have the meaning specified in Section 1.1(d).

    "GAAP" shall mean generally accepted accounting principles in the United States.

    "Hazardous Materials" shall mean (i) any petroleum or petroleum product, radioactive materials, asbestos in any form that is friable, asbestos-containing material, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is currently prohibited, limited or regulated by any governmental authority.

    "Intangible Assets" shall have the meaning specified in Section 1.1(f).

    "Intellectual Property" shall have the meaning specified in Section 1.1(f)(vi).

    "Interim Financial Statements" shall have the meaning specified in Section 3.7.

    "Inventory" shall have the meaning specified in Section 1.1 (a). "IRS" shall mean the Internal Revenue Service.

    "Knowledge" shall mean the knowledge of the officers, directors, and executive employees of Seller and Shareholder, including Knowledge that would be gained by a review of Seller's files and records.

    "Leased Real Property" shall have the meaning specified in Section 3.11.

    "Letter of Credit" shall have the meaning specified in Section 2.4(f).

    "License" shall have the meaning specified in Section 10.15(e).

    "Losses" shall have the meaning specified in Section 8.

    "PBGC"" shall have the meaning specified in Section 3.17(c).

    "Permits" shall have the meaning specified in Section 3.24.


    "Permitted Encumbrances" shall mean Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, any other Encumbrance accepted and specified in writing by Buyer prior to Closing in its sole and absolute discretion to be permissible, but shall not include Retained Liabilities.

    "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

    "Preliminary Purchase Price" shall have the meaning specified in Section
1.4.

    "Preliminary Purchase Price Schedule" shall have the meaning specified in
Section 1.4.

    "Premises" shall have the meaning specified in Section 10.15(e).

    "Purchase Price" shall have the meaning specified in Section 2.2(b).

    "Real Property Leases" shall have the meaning specified in Section 3.9.

    "Retained Liabilities" shall have the meaning specified in Section 1.3.

    "Return" shall have the meaning specified in Section 3.11.

    "Sale Transaction" shall have the meaning specified in the preamble to this Agreement.

    "Sales Plan" shall have the meaning specified in Section 3.19(a).

    "Seller" shall have the meaning specified in the preamble to this Agreement.

    "Shareholder's Representative" shall mean William F. Wright, who shall have full right, title and authority to represent the Shareholder with respect to all matters under this Agreement. Any agreement or resolution made by Shareholder's Representative with Buyer shall be binding on Shareholder without further notice or action and Shareholder manifests its agreement thereto by execution of this Agreement.

    "Shareholder" shall have the meaning specified in the preamble to this Agreement.

    "Subsidiaries" or "Subsidiary" shall have the meaning specified in Section 3.4.

    "Supporting Documentation" shall have the meaning specified in Section
1.1(b).

    "Tax" shall mean, without limitation, any federal, state, local or foreign income, alternative or add on minimum tax, advance corporation, gross income, gross receipts, sales, use, transfer, severance, ad valorem, personal property, franchise, profits, windfall profits, license, value added, estimated withholding, payroll, employment, excise, stamp or occupation tax, customs duties, governmental fee or other like assessment or charge of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), together with any interest, penalty or additions thereto imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

    "Transaction Documents" shall mean this Agreement and all related agreements contemplated hereby required to consummate the Sale Transaction.

    "Transfer Taxes" shall have the meaning specified in Section 1.6.

    "Transferred Assets" shall have the meaning specified in Section 10.15(e).

    "Transferred Books and Records" shall have the meaning specified in Section 1.1(f)(x).

    "Vendor List" shall have the meaning specified in Section 3.19(b).

    "WARN" shall have the meaning specified in Section 3.16(a).

    "WARN Wage Expenses" shall have the meaning specified in Section 3.16(b).

IN WITNESS WHEREOF, Buyer, Seller and Shareholder have caused their signatures to be hereunto subscribed, all as of the day and year first above written.

                                TREE OF LIFE, INC.


                                By: Dennis Oistacher
                                   ------------------------
                                   Dennis Oistacher, Senior Vice President
                                   Finance and Chief Financial Officer

                                               ("BUYER")



                                FOOD FOR HEALTH CO., INC.


                                By: Jerry Fleming
                                   --------------------------
                                   Jerry Fleming, President

                                         ("SELLER")



                                AMCON DISTRIBUTING COMPANY, INC.


                                By: William F. Wright
                                   --------------------------
                                   William F. Wright

                                      ("SHAREHOLDER")